Exhibit 99.1

On July 23, 2021, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a financial holding company headquartered in Columbus Grove, Ohio with consolidated assets of $1.0 billion today announced operating results for the quarter and six month period ended June 30, 2021, unaudited.

For the quarter ended June 30, 2021, the Corporation reported net income of $2,655,000, or $0.81 basic earnings per share. This compares to the second quarter of 2020 net income of $5,668,000, or $1.73 basic earnings per share. The decrease in operating results for the second quarter of 2021 as compared to the same period in 2020 was primarily attributable to a decrease in net interest income of $151,000 (1.8%), a decrease in non-interest income of $4,344,000 (53.5%), and an increase in non-interest expenses of $268,000 (3.0%), offset by a decrease in the provision for loan losses of $900,000 (100.0%), and a decrease in the provision for income taxes of $850,000 (63.7%).

Net income for the six months ended June 30, 2021 totaled $6,772,000, or $2.07 basic earnings per share, compared to $6,756,000, or $2.07 basic earnings per share for the same period in 2020, an increase of $16,000 (0.2%). The increase in operating results for the six month period ended June 30, 2021 as compared to the six month period ended June 30, 2020 was primarily attributable to increases in net interest income of $1,380,000, a decrease in the provision for loan losses of $1,150,000, and a decrease in the provision for income taxes of $87,000, offset by a decrease in non-interest income of $1,437,000, and an increase in non-interest expenses of $1,164,000.

For the quarter ended June 30, 2021, non-interest income was $3,777,000, compared to $8,121,000 for the second quarter of 2020, a $4,344,000 decrease. The decrease in non-interest income was primarily attributable to decreases in gain on sales of loans of $3,082,000 (51.7%), a decrease in gain on sales of securities of $285,000, and a decrease in other non-interest income of $977,000. The significant decrease in gain on sale of loans was attributable to a decrease in loan activity by the residential mortgage operations. During the quarter ended June 30, 2021, there were 310 loans sold totaling $78.9 million, compared to 516 loans sold totaling $138.0 million during the same period of 2020. The decrease in other non-interest income was primarily related to a decrease in income from the Corporation’s loan hedging program of $1,227,000.

Non-interest income for the six months ended June 30, 2021 totaled $9,518,000, compared to $10,955,000 for the same period in 2020, a decrease of $1,437,000 (13.1%). The decrease in non-interest income was primarily attributable to decreases in gain on sales of loans of $1,090,000 (12.8%), a decrease in gain on sales of securities of $290,000, and a decrease in other non-interest income of $57,000. The decrease in gain on sale of loans was attributable to a decrease in the net gain on sale earned. The net gain was 3.62% for the six months ended June 30, 2021 compared to 4.09% for the same period of 2020.

For the quarter ended June 30, 2021, non-interest expenses were $9,073,000, compared to $8,805,000 for the comparable quarter of 2020, a $268,000 (3.0%) increase.  The significant quarter-over-quarter increases include data processing expense of $159,000 (33.6%), advertising and promotional expenses of $127,000 (27.9%), and equipment service expense of $81,000 (47.9%), offset by decreases in salaries and benefits of $100,000 (1.9%), loan fees of $159,000 (28.9%), and consultant fees of $86,000 (45.6%).

Non-interest expenses for the six months ended June 30, 2021 totaled $18,179,000, compared to $17,015,000 for the same period in 2020, a decrease of $1,164,000 (6.8%). The increase in non-interest expenses was primarily attributable to increases in salaries and benefits of $284,000 (2.9%), data processing of $248,000 (28.4%), depreciation expense of $128,000 (26.5%), equipment service expense of $204,000 (60.5%), and advertising and promotional expense of $116,000 (12.0%), offset by a decrease in legal fees of $107,000 (48.9%).

Total assets amounted to $1.0 billion at June 30, 2021, compared to $978.5 million at December 31, 2020, an increase of $70.8 million (7.2%). The increase in total assets was primarily the result of increases of $62.5 million (109.6%) in cash and cash equivalents, and $34.1 million (17.5%) in securities available-for-sale, offset by a $24.1 million (3.9%) decrease in net loans. Deposits during this same period increased $68.9 million (8.2%). Deposit balances have been positively impacted by the Corporation’s participation in the Paycheck Protection Loan Program.

Shareholders’ equity increased from $111.6 million at December 31, 2020 to $115.7 million at June 30, 2021. This increase was primarily the result of net income during the six month period ended June 30, 2021 of $6,772,000, offset by a decrease in unrealized securities gains, net of tax of $1,564,000, and dividends paid of $1,082,000. The decrease in unrealized securities gains during the six month period ended June 30, 2021 was attributable to increasing long term treasury yields.  Net unrealized gains and losses on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Franklin, Hancock, Marion, Paulding, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Paulding, Pemberville, Plymouth and Westerville Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2020 Form 10-K.